Exhibit 16

Cummings Keegan Letterhead

March 19, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Twin Cities Power Holdings, LLC contained in the section “Change in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement of Twin Cities Power Holdings, LLC on Form S-1 (the “Form S-l”), which we understand was filed with the Securities and Exchange Commission on or about February 10, 2012, and have the following comments:

We agree with the statements concerning our Firm in the first four paragraphs of such section of the Form S-1.

Sincerely,

CUMMINGS, KEEGAN & CO., P.L.L.P.

/s/ William G. Jacob

William G. Jacob, CPA
Partner

WGJ/lab

600 South Highway 169, Suite 1625		7570 147th Street West, Suite 120
St. Louis Park, MN 55426	www.ckco-cpa.com	Apple Valley, MN 55124
Phone: (952) 345-2500		Phone: (952) 432-2218
Fax: (952) 345-2566		Fax: (952) 432-5535